THERMON REPORTS SECOND QUARTER FISCAL 2026 RESULTS
Raises Full-Year Guidance Amid Margin Expansion and Strategic Execution
AUSTIN, TX / ACCESSWIRE / November 6, 2025 - Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon" or the "Company"), a diversified industrial technology company and a global leader in industrial process heating solutions, today announced consolidated results for the second quarter ("Q2 2026") of the fiscal year ending March 31, 2026 ("Fiscal 2026").
SECOND QUARTER 2026 HIGHLIGHTS
(all comparisons versus the prior year period unless otherwise noted)
•Revenue of $131.7 million, +14.9%
•Gross profit of $61.1 million, +20.0%; Gross Margin of 46.4%
•Net income of $15.0 million, +57.9%, or $0.45 earnings per diluted share (EPS)
•Adjusted Net Income (non-GAAP) of $18.3 million, +43.0%, or $0.55 Adjusted EPS (non-GAAP)
•Adjusted EBITDA (non-GAAP) of $30.6 million, +28.6%; Adjusted EBITDA margin (non-GAAP) of 23.2%
•New orders of $131.0 million, (0.1)%; book-to-bill ratio of 1.0x
•Net Leverage ratio of 1.0x
•Raising 2026 full-year financial guidance
MANAGEMENT COMMENTARY
“Thermon delivered exceptional second quarter results, with revenue and profitability that exceeded expectations across the board," stated Bruce Thames, President and CEO of Thermon. "Our 15% year-over-year revenue growth, coupled with a 29% increase in Adjusted EBITDA and a robust 23% Adjusted EBITDA margin, reflects the strength of our strategy, the resilience of our business model, and the outstanding execution by our global team. Reflecting the anticipated recovery from the first quarter delays, the improved business environment, and backlog conversion resulted in organic revenue growth of 9%, and we expect to carry this momentum into the third quarter, positioning us for a solid second half. I am incredibly proud of our team’s ongoing efforts to mitigate the impact of tariffs, which together with our strategic margin improvement initiatives, contributed to an Adjusted EBITDA margin increase of 240 basis points compared to last year. In light of our strong momentum entering the second half, we are raising our full-year 2026 revenue and EPS guidance."

Thames continued, "While the broader macroeconomic environment remains dynamic, our disciplined focus on our strategic growth initiatives has positioned us to benefit from a strengthening backdrop plus several favorable secular demand trends—including reshoring, electrification, decarbonization, and rising power demand. Our total bid pipeline was up 11% at quarter end, with nearly 80% of the opportunities coming from our diversified end markets including continued strength in power generation, renewables, commercial and data centers. Additionally, I am very excited to announce our first order for the Poseidon liquid load bank testing solution, specifically designed to address the needs of AI and the data center market. While it is still early, we are seeing solid quoting activity and expect order activity to ramp meaningfully in the coming quarters."

"We continued our disciplined financial execution during the second quarter and ended with a leverage ratio of just 1.0x — well below our targeted range," stated Jan Schott, Senior Vice President and CFO of Thermon. “Our balanced capital allocation strategy remains focused on driving growth, both organically and through strategic acquisitions. With $129.1 million in total liquidity, we have the flexibility and capacity to act decisively on opportunities. During the quarter, we repurchased $6 million of shares under our current repurchase program, reinforcing our commitment to delivering long-term shareholder value while maintaining a robust M&A pipeline aligned with our strategic priorities.”

Financial Highlights	Three months ended September 30,			Six months ended September 30,

Unaudited, in millions, except per share data	2025	2024	% Change	2025	2024	% Change

Sales	$131.7	$114.6	14.9%	$240.6	$229.8	4.7%
OPEX Sales[1]	107.0	97.2	10.1%	200.3	194.7	2.9%
CAPEX Sales[1]	24.7	17.5	41.1%	40.3	35.1	14.8%
Net income	15.0	9.5	57.9%	23.5	18.0	30.6%
Diluted EPS	0.45	0.28	60.7%	0.71	0.53	34.0%
Adjusted Net Income[2]	18.3	12.8	43.0%	30.4	25.9	17.4%
Adjusted EPS[2]	0.55	0.38	44.7%	0.91	0.76	19.7%
Adjusted EBITDA[3]	30.6	23.8	28.6%	51.8	47.0	10.2%

% of Sales:
OPEX Sales[1]	81.2%	84.8%	-360 bps	83.3%	84.7%	-140 bps
CAPEX Sales[1]	18.8%	15.3%	350 bps	16.7%	15.3%	140 bps
Net income	11.4%	8.3%	310 bps	9.8%	7.8%	200 bps
Adjusted Net Income[2]	13.9%	11.2%	270 bps	12.6%	11.3%	130 bps
Adjusted EBITDA[3]	23.2%	20.8%	240 bps	21.5%	20.4%	110 bps

1 “OPEX Sales” (non-GAAP) represents Point-in-Time Sales plus Over Time-Small Projects (i.e., less than $0.5 million in total revenue). “CAPEX Sales” (non-GAAP) represents Over Time-Large Projects (i.e., equal to or greater than $0.5 million in total revenue). See table "Reconciliation of Point-in-Time and Over-Time Sales to OPEX Sales (non-GAAP) and CAPEX Sales (non-GAAP)."
2 Represents Net income after the impact of acquisition costs, restructuring, costs associated with impairments and other charges, amortization of intangible assets, ERP implementation related costs, debt issuance costs and the tax expense/(benefit) for impact of foreign rate increases (see table, "Reconciliation of Net income to Adjusted Net Income and Adjusted EPS").
3 See table, "Reconciliation of Net income to Adjusted EBITDA."
SECOND QUARTER FISCAL 2026 PERFORMANCE
Second quarter revenue was $131.7 million, an increase of 14.9% compared to same period last year, due to a resumption in the favorable spending trends witnessed prior to the tariff-related uncertainty, including improved trends in large project activity, and continued positive momentum from F.A.T.I. The quarter also benefited from revenue recognition delayed from the first fiscal quarter due to the delayed backlog conversion. Excluding revenue contributed from F.A.T.I, second quarter organic revenue increased 8.8%.
Gross profit was $61.1 million, an increase of 20.0% compared to the second quarter of last year, driven by strong revenue growth combined with efficient execution, tariff mitigation measures, and pricing benefits. As a result gross margin was 46.4% during the second quarter, up from 44.4% last year.

Selling, general and administrative expenses were $35.5 million, up from $31.3 million last year owing to incremental operating expenses associated with F.A.T.I. and investments in our growth initiatives, which includes compensation-related expenses, partially offset by disciplined cost management.

Adjusted EBITDA was $30.6 million, up from $23.8 million last year, due to solid volume growth, strong gross margin improvement, and disciplined cost management. As a result, Adjusted EBITDA margin was 23.2% during the second quarter of Fiscal 2026, up from 20.8% for the same period last year.

Backlog was $251.3 million as of September 30, 2025, representing a $36.4 million increase, or 16.9%, as compared to backlog of $214.9 million at September 30, 2024. Excluding backlog attributable to F.A.T.I., organic backlog increased 4.2%. Orders for the quarter were $131.0 million, essentially flat year-over-year, with a book-to-bill of 1.0x. On an organic basis, orders declined 4.3%, reflecting timing variability in project awards.

Balance Sheet, Liquidity and Cash Flow
As of September 30, 2025, total debt was $139.7 million, with cash and cash equivalents of $29.7 million, resulting in net debt of $110.0 million, up modestly from $102.8 million at June 30, 2025. The Company maintained a Net leverage ratio of 1.0x at quarter-end, consistent with the prior quarter, reflecting continued financial discipline and balance sheet strength.

Working capital increased by 9.6% to $171.8 million at the end of the second quarter of Fiscal 2026. During the second quarter, Free Cash Flow was $4.4 million, a decline from Free Cash Flow of $6.7 million in the same period last year. During the first half of the fiscal year, the Company repurchased $15.8 million in common shares under its existing share repurchase authorization, bringing total repurchases since the start of the program to $36 million. As of September 30, 2025, $38.5 million remains available under the current authorization.

Balance Sheet Highlights	September 30,

Unaudited, in millions	2025		2024			Change

Cash	$29.7		$37.0			(19.7)%
Total Debt	139.7		165.8			(15.7)%
Net Debt1 / TTM Adjusted EBITDA (non-GAAP)	1.0	x	1.3	x	(0.3)	x
Working Capital[2]	171.8		156.7			9.6%
Capital Expenditures	3.1		1.9			63.2%
Free Cash Flow (non-GAAP)[3]	4.4		6.7			(34.3)%
1 Total debt, net of cash and cash equivalents.
2 Working Capital equals Accounts Receivable plus Inventory less Accounts Payable.
3 See table, "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."
REVISED FISCAL 2026 OUTLOOK
“Building on the momentum from our strong second-quarter performance, we are raising our full-year Fiscal 2026 guidance,” said Jan Schott, Chief Financial Officer. “With backlog up 17% year-over-year and several large projects ramping as expected, we believe that we have strong visibility into the second half. Continued execution of our strategic margin initiatives and effective tariff mitigation have further strengthened our outlook. We now expect full-year Fiscal 2026 revenue of approximately $506 to $527 million and Adjusted EBITDA of approximately $112 to $119 million. We are also raising our GAAP EPS guidance to approximately $1.62 to $1.77 per share, with Adjusted EPS expected to be approximately $2.00 to $2.15 per share.”
The following forward-looking guidance reflects management’s current expectations and beliefs for full-year Fiscal 2026 as of November 6, 2025, and is subject to change.

	Full Fiscal Year (Ending March 31)

Unaudited, in millions, except per share data	2025 Actual	Previous 2026 Guidance	Updated 2026 Guidance

Revenue	$498.2	$495 to $535	$506 to $527
Adjusted EBITDA (non-GAAP)	$109.2	$104 to $114	$112 to $119
EPS	$1.57	$1.35 to $1.57	$1.62 to $1.77
Adjusted EPS (non-GAAP)	$1.87	$1.77 to $1.99	$2.00 to $2.15
Conference Call and Webcast Information
Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, Jan Schott, Senior Vice President and Chief Financial Officer, and Thomas Cerovski, Senior Vice President and Chief Operating Officer, will discuss Q2 2026 results during a conference call today, November 6, 2025 at 10:00 a.m. (Central Time). The call will be simultaneously webcast and the accompanying slide presentation containing financial information can be accessed on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and +1 (412) 902-0031 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's investor relations website after the conclusion of the call.
About Thermon
Thermon is a diversified industrial technology company and a global leader in industrial process heating, temperature maintenance, environmental monitoring, and temporary power distribution solutions. We deliver engineered solutions that enhance operational awareness, safety, reliability, and efficiency to deliver the lowest total cost of ownership. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted EBITDA margin," "Adjusted Net Income/(loss)," "Free Cash Flow," "Organic Sales," "OPEX Sales", "CAPEX Sales" and "Net Debt," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income/(loss)" and "Adjusted EPS" (or "Adjusted fully diluted EPS") represent net income/(loss) before the impact of restructuring and other charges/(income), Enterprise Resource Planning ("ERP") system implementation related cost, costs associated with impairments and other charges, acquisition costs, amortization of intangible assets, tax expense for impact of foreign rate increases, and any tax effect of such adjustments. "Adjusted EBITDA" represents net income before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, acquisition costs, costs associated with restructuring and other income/(charges), ERP implementation related cost, debt issuance costs and costs associated with impairments and other charges. "Adjusted EBITDA margin" represents Adjusted EBITDA as a percentage of total revenue. "Free Cash Flow" represents cash provided by operating activities less cash used for the purchase of property, plant, and equipment. "Organic Sales" represent revenue excluding the impact of the Company's October 2024 acquisition of F.A.T.I. "OPEX Sales" represents Point-in-Time Sales plus Over-Time Small projects(i.e., less than $0.5 million in total revenue). “CAPEX Sales” represents Over Time-Large Projects (i.e., equal to or greater than $0.5 million in total revenue). "Net Debt" represents total outstanding principal debt less cash and cash equivalents.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin or Adjusted Net Income. Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Organic Sales, OPEX Sales, CAPEX Sales and Free Cash Flow should be considered in addition to, and not as substitutes for, revenue, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free Cash Flow as a measure of liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, OPEX Sales, CAPEX Sales and Free Cash Flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, OPEX Sales, CAPEX Sales and Free Cash Flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net income to Adjusted EBITDA," "Reconciliation of Net income to Adjusted Net Income and Adjusted EPS," "Reconciliation of Point-in-Time and Over-Time Sales to OPEX Sales and CAPEX Sales" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow." We are unable to reconcile projected fiscal 2026 Adjusted EBITDA and Adjusted EPS to the most directly comparable projected GAAP financial measure because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of and the amount of any potential applicable future adjustments, which could be significant, we are unable to provide a reconciliation for projected Fiscal 2026 Adjusted EBITDA and Adjusted EPS without unreasonable effort.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information, our Fiscal 2026 full-year guidance and our ability to achieve our strategic initiatives. When used in this discussion, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should," "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. These forward-looking statements include, but are not limited to, statements regarding: (i) our plans to strategically pursue emerging growth opportunities, including strategic acquisitions, in diverse regions and across industry sectors; (ii) our plans to secure more new facility project bids; (iii) our ability to generate more facility maintenance, repair and operations or upgrades or expansions revenue, from our existing and future installed base; (iv) our ability to timely deliver backlog; (v) our ability to respond to new market developments and technological advances; (vi) our expectations regarding energy consumption and demand in the future and its impact on our future results of operations; (vii) our plans to develop strategic alliances with major customers and suppliers; (viii) our expectations that our revenues will increase; (ix) our belief in the sufficiency of our cash flows to meet our needs for the next year; (x) our ability to integrate acquired companies; (xi) our ability to successfully achieve synergies from acquisitions; and (xii) our ability to make required debt repayments.
Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) future growth of our key end markets and related capital investments; (ii) our ability to operate successfully in foreign countries; (iii) uncertainty over and changes in administrative policy; (iv) general economic conditions and cyclicality in the markets we serve; (v) our ability to successfully develop and improve our products and successfully implement new technologies; (vi) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vii) our ability to deliver existing orders within our backlog; (viii) our ability to bid and win new contracts; (ix) the imposition of certain operating and financial restrictions contained in our debt agreements; (x) our revenue mix; (xi) our ability to grow through strategic acquisitions; (xii) our ability to manage risk through insurance against potential liabilities (xiii) changes in relevant currency exchange rates; (xiv) tax liabilities and changes to tax policy; (xv) impairment of goodwill and other intangible assets; (xvi) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xvii) our ability to protect our trade secrets; (xviii) our ability to protect our intellectual property; (xix) our ability to protect data and thwart potential cyber-attacks and incidents; (xx) a material disruption at any of our manufacturing facilities; (xxi) our dependence on subcontractors and third-party suppliers; (xxii) our ability to profit on fixed-price contracts; (xxiii) the credit risk associated to our extension of credit to customers; (xxiv) our ability to achieve our operational initiatives; (xxv) unforeseen difficulties with expansions, relocations, or consolidations of existing facilities; (xxvi) potential liability related to our products as well as the delivery of products and services; (xxvii) our ability to comply with foreign anti-corruption laws; (xxviii) export control regulations or sanctions; (xxix) environmental and health and safety laws and regulations as well as environmental liabilities; (xxx) changes in government administrative policy and government sanctions, including the recently enacted tariffs on trade between the U.S. and Canada; (xxxi) climate change and related regulation of greenhouse gases; and (xxxii) those factors listed under Item 1A, “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the Securities and Exchange Commission (the "SEC") on May 22, 2025, and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have filed or may file with the SEC. Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements contained or incorporated by reference in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Jan Schott, Senior Vice President and Chief Financial Officer
Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com

Thermon Group Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Six months ended September 30,
	2025	2024	2025	2024
Sales	$131,723	$114,648	$240,621	$229,774
Cost of sales	70,647	63,736	131,500	128,430
Gross profit	61,076	50,912	109,121	101,344
Operating expenses:
Selling, general and administrative expenses	35,508	31,259	67,683	62,347
Deferred compensation plan expense/(income)	486	434	1,141	537
Amortization of intangible assets	3,502	3,402	6,991	6,799
Restructuring and other charges/(income)	—	614	—	2,723
Income from operations	21,580	15,203	33,306	28,938
Other income/(expenses):
Interest expense, net	(2,022)	(2,790)	(3,983)	(5,637)
Other income/(expense)	456	563	1,698	706
Income before provision for taxes	20,014	12,976	31,021	24,007
Income tax expense	5,060	3,482	7,486	6,002
Net income	$14,954	$9,494	$23,535	$18,005

Net income per common share:
Basic income per share	$0.45	$0.28	$0.71	$0.53
Diluted income per share	$0.45	$0.28	$0.71	$0.53
Weighted-average shares used in computing net income per common share:
Basic common shares	32,954	33,794	32,993	33,775
Fully-diluted common shares	33,244	34,143	33,189	34,096

Thermon Group Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
	September 30, 2025	March 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,748	$39,537
Accounts receivable, net of allowances of $1,021 and $1,230 as of September 30, 2025 and March 31, 2025, respectively	102,125	109,830
Inventories, net	110,977	88,980
Contract assets	25,212	19,188
Prepaid expenses and other current assets	20,644	16,526
Income tax receivable	147	231
Total current assets	$288,853	$274,292
Property, plant and equipment, net of depreciation and amortization of $79,782 and $75,773 as of September 30, 2025 and March 31, 2025, respectively	76,541	72,824
Goodwill	269,805	264,331
Intangible assets, net	110,451	115,283
Operating lease right-of-use assets	10,384	11,192
Deferred income taxes	1,284	895
Other non-current assets	20,866	16,635
Total assets	$778,184	$755,452
Liabilities and equity
Current liabilities:
Accounts payable	$41,329	$31,185
Accrued liabilities	32,128	35,788
Current portion of long-term debt	6,250	18,000
Contract liabilities	16,857	19,604
Lease liabilities	3,827	4,023
Income taxes payable	2,067	4,063
Total current liabilities	$102,458	$112,663
Borrowings under revolving credit facility	14,700	—
Long-term debt, net	118,087	120,366
Deferred income taxes	9,584	9,756
Non-current lease liabilities	8,755	9,299
Other non-current liabilities	9,370	8,053
Total liabilities	$262,954	$260,137
Equity
Common stock: $0.001 par value; 150,000,000 shares authorized; 34,138,203 issued and 32,835,035 outstanding at September 30, 2025, and 33,945,413 issued and 33,243,370 outstanding at March 31, 2025	$33	$33
Preferred stock: $.001 par value; 10,000,000 authorized; no shares issued and outstanding	—	—
Additional paid in capital	246,287	246,201
Treasury stock	(36,162)	(20,388)
Accumulated other comprehensive loss	(60,761)	(72,829)
Retained earnings	365,833	342,298
Total equity	$515,230	$495,315
Total liabilities and equity	$778,184	$755,452

Thermon Group Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	Six months ended September 30,
	2025	2024
Operating activities
Net income	$23,535	$18,005
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,471	11,137
Amortization of deferred debt issuance costs	245	250
Stock compensation expense	3,365	2,576
Deferred income taxes	(1,170)	(1,507)
Remeasurement (gain)/loss on intercompany balances	(325)	327
Changes in operating assets and liabilities:
Accounts receivable	10,668	13,097
Inventories	(20,487)	(6,985)
Contract assets and liabilities	(8,973)	(6,277)
Other current and non-current assets	(4,155)	(5,230)
Accounts payable	9,123	(685)
Accrued liabilities and non-current liabilities	(3,052)	(2,338)
Income taxes payable and receivable	(2,078)	(1,149)
Net cash provided by operating activities	$18,167	$21,221
Investing activities
Purchases of property, plant and equipment	(5,485)	(5,785)
Sale of rental equipment	81	36
Net cash used in investing activities	$(5,404)	$(5,749)
Financing activities
Proceeds from revolving credit facility	31,711	—
Payments on revolving credit facility	(17,011)	—
Proceeds from long-term debt	125,000	—
Payments on long-term debt	(138,875)	(6,750)
Issuance costs associated with revolving line of credit and long-term debt	(1,085)	—
Repurchase of employee stock units on vesting	(3,352)	(3,012)
Repurchase of shares under authorized program	(15,774)	(3,838)
Payments on finance leases	(95)	(59)
Net cash provided by/(used in) financing activities	$(19,481)	$(13,659)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	779	454
Change in cash, cash equivalents and restricted cash	(5,939)	2,267
Cash, cash equivalents and restricted cash at beginning of period	41,422	50,431
Cash, cash equivalents and restricted cash at end of period	$35,483	$52,698

Thermon Group Holdings, Inc.
Reconciliation of Net income to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended September 30,		Six months ended September 30,
	2025	2024	2025	2024
Net income	$14,954	$9,494	$23,535	$18,005
Interest expense, net	2,022	2,790	3,983	5,637
Income tax expense	5,060	3,482	7,486	6,002
Depreciation and amortization expense	5,808	5,573	11,471	11,137
EBITDA (non-GAAP)	$27,844	$21,339	$46,475	$40,781
Stock compensation expense	1,883	1,511	3,365	2,576
Restructuring and other charges/(income)[1]	—	614	343	2,866
Transaction-related costs[2]	—	116	—	355
Debt issuance cost[3]	523	—	523	—
ERP implementation-related costs	359	233	1,142	389
Adjusted EBITDA (non-GAAP)	$30,609	$23,813	$51,848	$46,967
Adjusted EBITDA %	23.2%	20.8%	21.5%	20.4%

1 Fiscal 2026 charges associated with cost-cutting measures including reduction-in-force. Fiscal 2025 charges associated with cost-cutting measures including reduction-in-force and facility consolidation, of which $0.1 million are in cost of sales.
2 Fiscal 2025 charges relate to the Vapor Power acquisition.
3 Debt issuance costs related to refinancing the Company's credit facility.

Thermon Group Holdings, Inc.
Reconciliation of Net income to Adjusted Net Income and Adjusted EPS
(Unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Six months ended September 30,
	2025	2024	2025	2024
Net income	$14,954	$9,494	$23,535	$18,005
Amortization of intangible assets	3,502	3,402	6,991	6,799	Intangible amortization
Restructuring and other charges/(income)[1]	—	614	343	2,866	Operating expense and cost of sales
Transaction-related costs[2]	—	116	—	355	Operating expense
Debt issuance cost[3]	523	—	523	—	Operating expense
ERP implementation related costs	359	233	1,142	389	Operating expense
Tax effect of adjustments	(1,052)	(1,049)	(2,182)	(2,500)
Adjusted Net Income (non-GAAP)	$18,286	$12,810	$30,352	$25,914

Adjusted Fully Diluted Earnings per Common Share (Adjusted EPS) (non-GAAP)	$0.55	$0.38	$0.91	$0.76

Fully-diluted common shares	33,244	34,143	33,189	34,096

1 Fiscal 2026 charges associated with cost-cutting measures including reduction-in-force. Fiscal 2025 charges associated with cost-cutting measures including reduction-in-force and facility consolidation, of which $0.1 million are in cost of sales.
2 Fiscal 2025 charges relate to the Vapor Power acquisition.
3 Debt issuance costs related to refinancing the Company's credit facility.

Thermon Group Holdings, Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited, in thousands)

	Three Months Ended September 30,		Six months ended September 30,
	2025	2024	2025	2024
Cash provided by operating activities	$7,425	$8,562	$18,167	$21,221
Cash provided by/(used in) by investing activities	(3,052)	(1,845)	(5,404)	(5,749)
Cash provided by/(used in) by financing activities	(6,841)	(5,657)	(19,481)	(13,659)

Cash provided by operating activities	$7,425	$8,562	$18,167	$21,221
Less: Cash used for purchases of property, plant and equipment	(3,064)	(1,862)	(5,485)	(5,785)
Free cash flow (non-GAAP)	$4,361	$6,700	$12,682	$15,436

Thermon Group Holdings, Inc.
Reconciliation of Point-in-Time and Over-Time Sales to OPEX Sales and CAPEX Sales
(Unaudited, in thousands)

	Three Months Ended September 30,		Six months ended September 30,
	2025	2024	2025	2024
Point-in-Time Sales	$93,484	$82,279	$171,781	$159,045

Over Time - Small Projects	13,542	14,885	28,539	35,622
Over Time - Large Projects (CAPEX)	24,697	17,484	40,301	35,107
Total Over-Time Sales[1]	$38,239	$32,369	$68,840	$70,729
Total Sales	$131,723	$114,648	$240,621	$229,774

Point-in-Time Sales	93,484	82,279	171,781	159,045
Over Time - Small Projects	13,542	14,885	28,539	35,622
OPEX Sales (non-GAAP)	$107,026	$97,164	$200,320	$194,667
OPEX Sales %	81.3%	84.7%	83.3%	84.7%

1 Over Time Sales are presented as Over Time - Small Projects and Over Time - Large Projects. Over Time - Small Projects are each less than $0.5 million in total revenue and Over Time - Large Projects are each equal to or greater than $0.5 million in total revenue.